As filed with the Securities and Exchange Commission on May 20, 2008

Registration No. 333-150373

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey

(State or other Jurisdiction of Incorporation of Organization)

6021

(Primary Standard Industrial Classification Code Number)

22-2477875

(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

RONALD H. JANIS, ESQ.	WALTER J. SKIPPER, ESQ.
MICHAEL T. RAVE, ESQ.	HOYT R. STASTNEY, ESQ.
Day Pitney LLP	Quarles & Brady LLP
P.O. Box 1945	411 East Wisconsin Ave.
Morristown, NJ 07962	Milwaukee, WI 53202
(973) 966-6300	(414) 277-5000

Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated as of March 19, 2008 between Valley National Bancorp (“Valley”) and Greater Community Bancorp (“Greater Community”), attached as Appendix A to the proxy statement-prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit	Proposed maximum aggregate offering price**	Amount of registration fee***
Common stock, no par value	8,720,386 Shares	N/A	$163,638,043.29	$6,430.97
Warrants to purchase shares of common stock, no par value	917,935 Warrants	N/A	$17,225,050	$676.95
				$7,107.92

*	The maximum number of shares of Valley common stock and warrants to purchase shares of Valley common stock estimated to be issuable upon the completion of the merger of Greater Community with and into Valley, based on the number of shares of Greater Community common stock outstanding immediately prior to the merger and the exchange of each share of Greater Community common stock for shares of Valley common stock and warrants pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of March 19, 2008, by and between Valley and Greater Community.

**	Estimated solely for the purpose of calculating the registration fee for the filing of this Registration Statement on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act of 1933 based on the average ($18.765) of the high ($19.03) and low ($18.50) prices reported on the New York Stock Exchange for Valley common stock as of April 15, 2008, a date within five business days prior to the initial filing of the Form S-4.

***	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement is being filed for the sole purpose of filing an amended Exhibit 5 to the Registration Statement; accordingly the Proxy Statement-Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 21.

A. Exhibits

Exhibit No.	Description
2	Agreement and Plan of Merger dated as of March 19, 2008 between Valley National Bancorp and Greater Community Bancorp (previously attached as Appendix A to the proxy statement-prospectus).

4	Form of Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company (previously attached as Appendix B to the proxy statement-prospectus).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the Merger (previously filed).

23.1	Consent of Ernst & Young LLP (previously filed).

23.2	Consent of McGladrey & Pullen, LLP (previously filed).

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

23.4	Consent of Sandler O’Neill & Partners, L.P. (previously filed).

24	Powers of Attorney (previously filed).

99.1	Form of Proxy Card to be utilized by the Board of Directors of Greater Community Bancorp (previously filed).

99.2	Form of Letter to Greater Community Bancorp 401(k) Plan Participants (previously filed).

B.	Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.	Report, Opinion or Appraisals

The form of Fairness Opinion of Sandler O’Neill & Partners, L.P. was previously filed as Appendix C to the proxy statement-prospectus.

Item 22. Undertakings

1.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

3.	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.	Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 20th day of May, 2008.

VALLEY NATIONAL BANCORP

By:	/S/ GERALD H. LIPKIN
Gerald H. Lipkin, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GERALD H. LIPKIN Gerald H. Lipkin	Chairman, President and Chief Executive Officer and Director	May 20, 2008

/S/ ALAN D. ESKOW Alan D. Eskow	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2008

/S/ MITCHELL L. CRANDELL Mitchell L. Crandell	First Vice President and Controller (Principal Accounting Officer)	May 20, 2008

/S/ ANDREW B. ABRAMSON* Andrew B. Abramson	Director	May 20, 2008

/S/ PAMELA BRONANDER* Pamela Bronander	Director	May 20, 2008

/S/ ERIC P. EDELSTEIN* Eric P. Edelstein	Director	May 20, 2008

/S/ MARY J. STEELE GUILFOILE* Mary J. Steele Guilfoile	Director	May 20, 2008

/S/ H. DALE HEMMERDINGER* H. Dale Hemmerdinger	Director	May 20, 2008

Signature	Title	Date

/S/ GRAHAM O. JONES* Graham O. Jones	Director	May 20, 2008

/S/ WALTER H. JONES, III* Walter H. Jones, III	Director	May 20, 2008

/S/ GERALD KORDE* Gerald Korde	Director	May 20, 2008

/S/ MICHAEL L. LARUSSO* Michael L. LaRusso	Director	May 20, 2008

Marc J. Lenner	Director

/S/ ROBINSON MARKEL* Robinson Markel	Director	May 20, 2008

/S/ RICHARD S. MILLER* Richard S. Miller	Director	May 20, 2008

Barnett Rukin	Director

Suresh L. Sani	Director

*By:	/S/ ALAN D. ESKOW
Attorney-in-Fact

INDEX TO EXHIBITS

A. Exhibits

Exhibit No.	Description
2	Agreement and Plan of Merger dated as of March 19, 2008 between Valley National Bancorp and Greater Community Bancorp (previously attached as Appendix A to the proxy statement-prospectus).

4	Form of Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company (previously attached as Appendix B to the proxy statement-prospectus).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the Merger (previously filed).

23.1	Consent of Ernst & Young LLP (previously filed).

23.2	Consent of McGladrey & Pullen, LLP (previously filed).

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

23.4	Consent of Sandler O’Neill & Partners, L.P. (previously filed).

24	Powers of Attorney (previously filed).

99.1	Form of Proxy Card to be utilized by the Board of Directors of Greater Community Bancorp (previously filed).

99.2	Form of Letter to Greater Community Bancorp 401(k) Plan Participants (previously filed).